CNL Strategic Capital, LLC S-1/A

Exhibit 10.2

CNL STRATEGIC CAPITAL MANAGEMENT, LLC

and

LEVINE LEICHTMAN strategic capital, llc

SECOND AMENDED AND RESTATED SUB-MANAGEMENT AGREEMENT

1.	Duties of the Sub-Manager	2
2.	Limitations on Activities	5
3.	Compensation of the Sub-Manager	5
4.	Intellectual Property Rights	6
5.	Expenses	6
6.	Other Activities of the Sub-Manager	9
7.	Relationship of Sub-Manager, Manager and Company	10
8.	Third Party Beneficiaries	10
9.	Responsibility of Dual Directors, Officers and/or Employees	10
10.	Indemnification	11
11.	Effectiveness, Duration and Termination of Agreement	12
12.	Notices	15
13.	Amendment	16
14.	Severability	16
15.	Counterparts	16
16.	Entire Agreement; Governing Law	17
17.	Waivers	17
18.	Specific Performance	17
19.	Survival	17
20.	Insurance	18
21.	Gender	18
22.	Titles not to Affect Interpretation	18
23.	Representations, Warranties and Covenants of the Sub-Manager	18
24.	Representations, Warranties and Covenants of the Manager	19
25.	Non-Solicitation	19
26.	Brand Usage	20
27.	Construction	21

THIS SECOND AMENDED AND RESTATED SUB-MANAGEMENT AGREEMENT (this “Agreement”), is entered into as of the 28th day of February, 2018, effective as of the date provided for herein, by and among CNL STRATEGIC CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the “Manager”), LEVINE LEICHTMAN STRATEGIC CAPITAL, LLC, a Delaware limited liability company (the “Sub-Manager”), and CNL Strategic Capital, LLC, a Delaware limited liability company (together with any wholly owned subsidiaries, the “Company”).

RECITALS

WHEREAS, the Company is a newly organized Delaware limited liability company that intends to acquire assets permitted by the terms of its limited liability company agreement (the “LLC Agreement”) and in accordance with the business strategies, policies and restrictions that are set forth in the Company’s Confidential Offering Memorandum dated June 30, 2017, as amended and/or supplemented from time to time (the “Offering Memorandum”) and the Company’s Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission, as amended from time to time or as otherwise approved or implemented by the Board (as hereinafter defined);

WHEREAS, the Manager entered into a Second Amended and Restated Management Agreement with the Company, dated as of February 28, 2018 (together with any amendments thereto and/or any successor agreement, the “Management Agreement”) to provide various services for the Company and its subsidiaries as set forth therein;

WHEREAS, the Management Agreement permits the Manager, subject to the terms and conditions thereof and the supervision and direction of the Company’s board of directors (the “Board”), to delegate certain of its duties thereunder to the Sub-Manager;

WHEREAS, each of the Manager and Sub-Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Manager wishes to enter into this Agreement with the Sub-Manager to secure assistance of the Sub-Manager in performing certain of the Manager’s duties under the Management Agreement;

WHEREAS, the Company has agreed to compensate the Sub-Manager for the services to be provided pursuant to this Agreement, and specifically to provide remuneration for the performance of consulting from time to time relative to matters that arise in connection with the Management Agreement;

WHEREAS, the Manager, the Sub-Manager, and the Company have previously entered into a Sub-Management Agreement dated as of June 30, 2017, as amended and restated on February 7, 2018 and the parties now wish to further amend and restate such Sub-Management Agreement in its entirety by entering into this Agreement; and

WHEREAS, the Sub-Manager is willing to undertake to render such services to the Manager and the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.             Duties of the Sub-Manager.

(a)           Retention of Sub-Manager. The Manager hereby retains the Sub-Manager to assist the Company and the Manager in connection with the performance of the Manager’s duties under the Management Agreement on the terms and conditions and for the period set forth in this Agreement, in accordance with the following:

(i)            the business strategies, policies and restrictions that (x) are set forth in the Offering Memorandum; and (y) are contemplated by the Registration Statement;

(ii)           all other applicable federal and state laws, rules and regulations, and the Company’s certificate of formation and limited liability company agreement, in each case as may be amended from time to time; and

(iii)          such business policies and directives as the Company may from time to time establish or issue and communicate to the Manager and the Sub-Manager in writing.

(b)           Responsibilities of Sub-Manager. Without limiting the generality of the foregoing, the Sub-Manager shall, during the term, subject to the provisions of this agreement and the supervision of the Manager:

(i)            serve as an advisor to the Manager and the Company, as directed by the Manager, and provide support in connection with certain of the Manager’s activities to be performed pursuant to the Management Agreement;

(ii)           provide research and thought leadership with regards to the Company’s business and acquisition policies and business holdings, including strategic advice on operational activities of the Company;

(iii)          investigate, select, and, on behalf of the Manager, engage and conduct business with such persons as the Sub-Manager deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, securities investment advisers, mortgagors, and any and all agents for any of the foregoing, including affiliates of the Sub-Manager, and persons acting in any other capacity deemed by the Sub-Manager necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company with any of the foregoing;

(iv)          consult with the officers and the Board and, as necessary, furnish the Board with advice and recommendations with respect to asset acquisitions and dispositions consistent with the business strategy and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;

(v)           subject to the provisions of Section 1(c) hereof (a) locate, analyze, perform due diligence on and select potential assets; (b) structure and negotiate the terms and conditions of transactions pursuant to which asset acquisitions and dispositions will be made; (c) make asset acquisitions and dispositions on behalf of the Company in compliance with the business strategy and policies of the Company; and (d) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with asset acquisitions.

(vi)          furnish the Company and/or the Manager, as applicable, with advice and recommendations with respect to the strategic direction of the Company, acquisition opportunities, communications with existing investors and proposed financings to be undertaken by the Company;

(vii)         service and monitor the Company’s assets, whether such assets are held directly or indirectly, including, but not limited to, the provision of operational assistance and serving on the boards of directors of the Company’s majority owned subsidiaries;

(viii)        upon reasonable request of the Board or the Manager, provide the Company and/or the Manager with reports regarding prospective business opportunities and the strategic direction to be taken by the Company;

(ix)          upon reasonable request of the Board or the Manager, make reports to the Board of its performance of services to the Manager and the Company under this Agreement and the Sub-Administration Agreement entered into between the Sub-Manager and the Manager (the “Sub-Administration Agreement”); provided, however, the Sub-Manager has the right to reasonably request the Manager make a similar report to the Sub-Manager regarding its performance of services to the Company under the Management Agreement or Administrative Services Agreement;

(x)           provide the Manager and the Company with such other management, research and related services as the Manager and/or the Company may, from time to time reasonably require in deploying the Company’s funds;

(xi)          support the Company’s capital raising efforts, including without limitation, to be reasonably available to support any placement agent’s or dealer manager’s marketing, syndicate building and placement process, it being understood that such placement agent or dealer manager will lead all day-to-day capital raising efforts and the Sub-Manager will assist in high leverage sales opportunities to be mutually agreed upon;

(xii)         provide reasonable sales and due diligence support as reasonably requested by the placement agent or dealer manager, including, as reasonably required, onsite sales education for wholesalers at their location or field visits with wholesalers, key broker-dealer or registered investment advisor accounts;

(xiii)        participate in the fair valuation process for portfolio investments pursuant to valuation policies and procedures approved by the Board or a committee thereof, including making supportable recommendations of fair values to the Manager for all investments for which publicly observable prices are not available;

(xiv)        participate in the review of draft public financial statements and registration statements to ensure that the information presented regarding the Sub-Manager, its affiliates and the Company’s underlying businesses is accurate and not misleading and to complete agreed-upon disclosure certifications; and

(xv)         upon reasonable request of the Manager, participate in presentations to: (a) managing dealer or placement agent wholesaling personnel; (b) broker-dealer and registered investment adviser and other distribution intermediaries road shows; (c) educational forums; (d) due diligence review programs conducted by third-party evaluators and due diligence officers of broker-dealers; and (e) other marketing events and forums to facilitate the Company’s fund raising efforts.

(c)           Power and Authority. To facilitate the Sub-Manager’s performance of these duties, but subject to the restrictions contained herein, the Manager, hereby delegates to the Sub-Manager, and the Sub-Manager hereby accepts, the power and authority to act on behalf of the Company to effectuate its decisions relating to the Company’s assets, including the execution and delivery of all documents relating to the Company’s assets. If the Sub-Manager deems it necessary or advisable to make, through one or more special purpose vehicles, any acquisition or financing it is permitted hereunder to make on behalf of the Company, then the Sub-Manager shall have authority to create, or arrange for the creation of, such special purpose vehicles and to make such acquisition through such special purpose vehicles in accordance with applicable law and the policies and procedures as established between the Manager and the Sub-Manager. The Manager, subject to the restrictions contained herein, also grants to the Sub-Manager, power and authority to engage in all activities and transactions (and anything incidental thereto) that the Sub-Manager reasonably deems appropriate, necessary or advisable to carry out its duties pursuant to this Agreement. Notwithstanding the foregoing, the Board shall have the right to approve the acquisition of each of the Company’s investments, and the Manager shall have the right to approve that the acquisition of each of the Company’s investments complies with the investment policy of the Company. The Board may, at any time upon the giving of notice to the Sub-Manager, modify or revoke or cause the Manager to modify or revoke the authority set forth in this Section 1(c).

(d)           Acceptance of Appointment. The Sub-Manager hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitation contained herein.

(e)           Record Retention; Records. Each of the Manager and the Sub-Manager shall maintain appropriate records of all of its respective activities related to the Company and make such records available for inspection by the Manager or the Sub-Manager, as applicable, auditors and authorized agents of the Manager and the Sub-Manager, as applicable, at any time or from time to time during normal business hours. The Sub-Manager agrees that all records that it maintains pursuant to this Agreement are property of the Company and shall surrender promptly to the Company any such records upon the Manager’s or the Company’s request and upon termination of this Agreement pursuant to Section 11, provided that the Sub-Manager may retain copies of such records. The Manager shall provide the Sub-Manager such records as are reasonably necessary for the Sub-Manager to maintain the necessary back-up for purposes of establishing its track record.

(f)            Independent Contractor Status. The Sub-Manager shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Manager or the Company in any way or otherwise be deemed an agent of the Manager or the Company.

(g)           Fiduciary Duty. The Sub-Manager shall be subject to the same fiduciary duties imposed on the Manager pursuant to the Management Agreement.

2.             Limitations on Activities. The Sub-Manager shall have no liability for acting in accordance with the instructions of the Manager or the Company pursuant to this Agreement or any other agreement entered into with the Manager and/or the Company. Notwithstanding the foregoing, (i) the stockholders, directors, officers, members, partners and employees of the Sub-Manager’s affiliates shall not be liable to the Company or the Manager for any act or omission by the Sub-Manager, its managing member, members, officers, or employees, or the stockholders, directors, officers or employees of the Sub-Manager’s affiliates, and (ii) the stockholders, directors, officers, members, and employees of the Manager’s affiliates shall not be liable to the Sub-Manager for any act or omission by the Manager, its managing member, members, officers, or employees, or the stockholders, directors, officers or employees of the Manager’s affiliates

3.             Compensation of the Sub-Manager.

(a)           General. With respect to any fees (including, without limitation, the Base Management Fee and Incentive Fee, as such terms are defined in the Management Agreement) earned pursuant to the Management Agreement, the Sub-Manager shall be entitled to receive from the Company, 50% of any and all such amounts earned pursuant to Section 3 of the Management Agreement subject to any reduction or deferral of any such fees pursuant to the terms of the Expense Support and Conditional Reimbursement Agreement currently effective among the parties hereto (the “Expense Support Agreement”). Such amounts shall be paid monthly in arrears by the Company, or as otherwise provided for in this Section 3 or Section 11(f) hereof, at the same time fees are paid to the Manager pursuant to the Management Agreement, but not later than monthly in arrears.

(b)           Transaction Fees. In the course of performing its services hereunder, the Sub-Manager may enter into agreements with respect to and may charge the Company’s businesses transaction fees including, without limitation, investment banking fees, financing fees, capital fees, arrangement fees, structuring fees, acquisition advisory fees, disposition fees, liquidation fees, break-up fees and other similar fees in connection with the services customarily performed in the management of such businesses (“Transaction Fees”); provided, however, that no such Transaction Fees may be charged until the effectiveness of the registration statement in connection with a “qualified public offering” (as such term is defined in the Offering Memorandum) and the sale of shares in such Qualified Public Offering. The Sub-Manager will be entitled to receive Transaction Fees, which, per calendar year, are limited to:

(i)            Up to $1.5 million, if the Company has less than $300 million of total assets. Any Transaction Fees received by the Sub-Manager in excess of $1.5 million, if the Company has less than $300 million of total assets shall be paid to the Company.

(ii)           Up to $2.0 million, if the Company has greater than $300 million but less than $500 million of total assets. Any Transaction Fees received by the Sub-Manager in excess of $2.0 million, if the Company has greater than $300 million but less than $500 million of total assets shall be paid to the Company.

(iii)          Up to $2.5 million, if the Company has greater than $500 million but less than $750 million of total assets. Any Transaction Fees received by the Sub-Manager in excess of $2.5 million, if the Company has greater than $500 million but less than $750 million of total assets shall be paid to the Company.

(iv)          Up to $3.0 million, if the Company has greater than $750 million but less than $1.0 billion of total assets. Any Transaction Fees received by the Sub-Manager in excess of $3.0 million, if the Company has greater than $750 million but less than $1.0 billion of total assets shall be paid to the Company.

(v)           Up to $3.5 million, if the Company has greater than $1 billion of total assets. Any Transaction Fees received by the Sub-Manager in excess of $3.5 million shall be paid to the Company.

(vi)          On a quarterly basis, the Board will receive a report of all Transaction Fees charged to the Company’s businesses by the Sub-Manager, including the reasonable details of services actually performed for such fee. Prior to any Material Transaction Fee being charged to any of the Company’s businesses, the Sub-Manager shall obtain the approval of a majority of the Company’s Board, including a majority of the Company’s independent directors. For purposes of this section, “Material Transaction Fee” shall mean any Transaction Fee that individually or as a series of related expenses, exceeds $100,000.

4.             Intellectual Property Rights. The Sub-Manager shall not have any right, title and interest in and to, and has not been granted any license to use, any intellectual property of the Manager or the Company. The Manager shall not have any right, title and interest in and to, and has not been granted any license to use, any intellectual property of the Sub-Manager.

5.             Expenses.

(a)           Sub-Manager Personnel. During the term of this Agreement, when and to the extent personnel of the Sub-Manager are engaged in providing the management services hereunder, the salaries, fringe benefits, and other administrative items incurred or allocated to all personnel of the Sub-Manager, and all expenses of such personnel related to overhead, rent or depreciation, utilities, capital equipment, and other administrative items allocable to the provision of such services and assistance, shall be provided and paid for by the Sub-Manager and not by the Manager or the Company.

(b)           Reimbursement of Sub-Manager. Subject to the limitations set forth in Section 5(c) and any reduction or deferral of such amounts required to be reimbursed pursuant to the Expense Support Agreement and in addition to the compensation paid to the Sub-Manager pursuant to Section 3, the Sub-Manager shall be reimbursed by the Company for all third party out-of-pocket expenses incurred by the Sub-Manager at the request of or on behalf of the Company or the Manager (“Reimbursable Expenses”). For purposes of this Agreement, Reimbursable Expenses shall include, without limitation, all fees, costs, expenses, liabilities and obligations relating to the Company’s activities, acquisitions, dispositions, financings and business (to the extent not borne or reimbursed by a subsidiary of the Company or a potential acquisition target), including:

(i)            fees payable to third parties relating to or associated with due diligence, investment banking fees, professional fees, legal fees, organizing, acquiring, consummating, financing, refinancing, restructuring, hedging, taking public or private the Company’s assets or the Company’s itself, including the fees and expenses associated with performing due diligence reviews of prospective acquisitions, including, subject to the Company’s investment policy, those opportunities not consummated (including legal, accounting, auditing, insurance, travel, meals and entertainment, consulting, brokerage, finders’, financing, appraisal, filing, printing, real estate title, survey, reverse breakup, termination and other fees and expenses);

(ii)           fees, costs and expenses associated with the management, advising, operating, holding of the Company’s assets, including legal, accounting, custodian, depositary, auditing, insurance (including directors and officers liability insurance), travel, meals and entertainment, litigation and indemnification costs and expenses, judgments and settlements, consulting, brokerage, finders’, financing, appraisal, Bloomberg listing, pricing, data, marketing and similar services, investment banking fees, filing, printing, title, transfer, registration and other fees and expenses (including fees, costs, and expenses associated with the preparation or distribution of the Company’s financial statements, tax returns, tax estimates, and Schedule K-1s or any other administrative, regulatory or other Company related reporting or filing), compliance, reporting and oversight;

(iii)          all fees, costs, expenses, liabilities and obligations attributable to liquidating, selling or disposing of the Company’s businesses or investments or the Company itself, including expenses and fees in connection with identifying and evaluating purchasers, and negotiating and finalizing terms of a sale, disposition or liquidation;

(iv)          valuing assets, including expenses and fees payable to third parties with respect to the valuation of the Company’s investments;

(v)           subject to the Company’s investment policy, all fees, costs, expenses, liabilities and obligations incurred by the Sub-Manager relating to acquisition and disposition opportunities for the Company not consummated (including legal, accounting, auditing, insurance, travel, meals and entertainment, consulting, brokerage, finders’, financing, appraisal, filing, printing, real estate title, survey, reverse breakup, termination and other fees and expenses);

(vi)          brokerage commissions for the Company’s assets; and

(vii)         all fees, costs and expenses incurred in connection with the organization, management, operation, monitoring, dissolution, liquidation and final winding-up of any special purpose vehicles authorized by Section 1(c) hereof, as well as any Organization and Offering Expenses (as defined in the Management Agreement), to the same extent as such expenses would be reimbursable to the Manager pursuant to Section 2 of the Management Agreement had such expenses been incurred by the Manager.

(c)           Periodic Reimbursement.

(i)            Reimbursable Expenses incurred by the Sub-Manager on behalf of the Company or the Manager and payable pursuant to this Section 5 shall be reimbursed no less than monthly to the Sub-Manager by the Company. Such reimbursement shall be made in cash to the Sub-Manager within 30 calendar days following the Manager’s delivery to the Company of the statement required by Section 2(c) of the Management Agreement (the “Reimbursement Statement”) therefor, except to the extent the Sub-Manager elects otherwise pursuant to Section 5(d) hereof.

(ii)           The Company shall reimburse the Sub-Manager for the Company’s Organization and Offering Expenses incurred by the Sub-Manager. Notwithstanding the foregoing, the Company shall reimburse the Sub-Manager for Organization and Offering Expenses it may incur on the Company’s or the Manager’s behalf but only to the extent that (1) the total amount of all Organization and Offering Expenses is reasonable and (2) solely in connection with the Public Offering, the aggregate reimbursement would not cause the selling commissions, any dealer manager fees, the distribution fees and the Organization and Offering Expenses borne by the Company to exceed 15.0% of gross proceeds from the Public Offering pursuant to the Registration Statement as of the date of the reimbursement.

(iii)          Notwithstanding the foregoing, the Sub-Manager acknowledges and agrees that it, will be responsible for the payment of 50% of the portion of the Company’s aggregate Organization and Offering Expenses that exceeds (A) 1.0% of the cumulative gross proceeds from the offering to which the Offering Memorandum relates and (B) 1.5% of the cumulative gross proceeds from the offering to which the Registration Statement relates (the “Public Offering”), in each case, without recourse against or reimbursement by the Company. For the avoidance of doubt, the Sub-Manager’s obligation to pay a portion of the Company’s Organization and Offering Expenses pursuant to this section shall be calculated on a cumulative basis at the time such Organization and Offering Expenses are due and payable under this Agreement, as compared to the cumulative gross proceeds from the Public Offering at such time.

(d)           Deferred Reimbursements. The Sub-Manager shall have the right, in its sole discretion, by written instruction in accordance with this Section 5(d), to elect to waive or defer all or a portion of the reimbursement of the Reimbursable Expenses that would otherwise be paid to it. No later than three business days prior to the Manager delivering to the Company the Reimbursement Statement, the Sub-Manager shall provide written instructions to the Manager with respect to the Sub-Manager’s election to waive or defer any portion of the Reimbursable Expenses. The Manager shall include such written instructions in the Reimbursement Statement delivered to the Company and shall take all other actions necessary to cause the Company to pay such reimbursement directly to the Sub-Manager in accordance with the Sub-Manager’s instructions.

6.             Other Activities of the Sub-Manager.

(a)            The services of the Sub-Manager to the Manager and the Company are not exclusive, and, subject to any other agreements with the Manager, including the Exclusivity Agreement by and between the respective parent companies of the Manager and Sub-Manager, dated as of February 7, 2018 (the “Exclusivity Agreement”), the Sub-Manager may engage in any other business or render the same, similar or different services to others including, without limitation, businesses that may directly or indirectly compete with the Manager or the Company, so long as its services to the Manager and the Company hereunder are not impaired thereby. Subject to the Exclusivity Agreement, the Sub-Manager and its affiliates shall have the right to:

(i)            directly or indirectly engage in or invest in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company);

(ii)           directly or indirectly do business with any client or customer of the Company;

(iii)          not present potential transactions, matters or business opportunities to the Company, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person, subject to the Company’s and the Sub-Manager’s allocation policy.

(b)           Subject to the Exclusivity Agreement, nothing in this Agreement shall limit or restrict the right of any manager, partner, shareholder (including its shareholders and the owners of its shareholders), officer or employee of the Sub-Manager to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the middle market companies the Company may own or control, subject to applicable law).

(c)           The Sub-Manager (including its managers, partners, shareholders (including the owners of its shareholders), officers or employees of the Sub-Manager assume no responsibility under this Agreement other than to render the services called for hereunder. In consideration of the foregoing, the Sub-Manager hereby agrees to provide the Manager (and the Company if the Manager deems necessary or appropriate in its reasonable discretion) with prior written notice and an opportunity to review and comment on any modifications to the Sub-Manager’s allocation policy that would materially or adversely impact the Company, its allocation policy or any prospective or current transaction or origination opportunities for the Company.

(d)           Notwithstanding anything herein to the contrary, the Sub-Manager hereby acknowledges that it has the same and equal fiduciary duty to the Company as it does to its other various clients and accounts (the “Advisory Clients”). In connection therewith, the Manager hereby acknowledges that the Sub-Manager and its affiliated directors, managers, partners, members, officers and employees and other affiliates (“Affiliated Persons”) perform investment advisory services for the Advisory Clients and further acknowledges that the Sub-Manager and Affiliated Persons may (i) give advice and take action with respect to any of its other Advisory Clients that may differ from advice given or the timing or nature of action taken with respect to any Advisory Client, so long as it is consistent with the provisions of the Sub-Manager’s allocation policy and its obligations hereunder, and (ii) subject to the Exclusivity Agreement and its obligations hereunder, engage in activities that overlap with or compete with those in which the Company and its subsidiaries, directly or indirectly, may engage. The Company, on its own behalf and on behalf of its subsidiaries, hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Advisory Client to the extent such opportunity has been determined in good faith by the Sub-Manager not to be allocated to the Company, all in accordance with the Company’s and the Sub-Manager’s allocation policy.

(e)            The Manager acknowledges that, subject to the Company’s investment policy and its obligations hereunder, the Sub-Manager shall not have any obligation to recommend for purchase or sale any securities or loans which its principals, affiliates or employees may purchase or sell for its or their own accounts or for any other client or account if, in the opinion of the Sub-Manager, such transaction or investment appears unsuitable, impractical or undesirable for the Manager (on behalf of the Company).

7.             Relationship of Sub-Manager, Manager and Company. The Manager and the Sub-Manager are not partners or joint venturers with each other or with the Company, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on any of them.

8.             Third Party Beneficiaries. Except for the Company (with respect to Sections 1, 2, 3, 4, 5, 6, 7, 9, 10, 11, 12, 13, 18, 19, 20, 23, 24 and 26) and any Indemnified Parties (as defined below), the Company and such Indemnified Parties each being an intended beneficiary of this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein shall give or be construed to give any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

9.             Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, member, officer or employee of the Sub-Manager is or becomes a director, officer and/or employee of the Company and/or its subsidiaries and acts as such in any business of the Company and/or its subsidiaries, then such manager, partner, member, officer and/or employee of the Sub-Manager shall be deemed to be acting in such capacity solely for the Company and/or its subsidiaries, and not as a manager, partner, member, officer or employee of the Sub-Manager or under the control or direction of the Sub-Manager, even if paid by the Sub-Manager.

10.           Indemnification.

(a)           Indemnification. The Sub-Manager (and its respective officers, managers, partners, shareholders, agents, employees, controlling persons and any other person or entity affiliated with the Sub-Manager) shall not be liable to the Manager or any of its subsidiaries or the Company or any of its subsidiaries or shareholders for any action taken or omitted to be taken by the Sub-Manager in connection with the performance of any of its duties or obligations under this Agreement, and the Manager and its subsidiaries and the Company shall, as applicable, indemnify, defend and protect the Sub-Manager (and its respective officers, managers, partners, shareholders, agents, employees, controlling persons and any other person or entity affiliated with the Sub-Manager, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders, as specifically provided herein) arising out of or otherwise based upon the performance of any of the Sub-Manager’s duties or obligations under this Agreement. Notwithstanding the preceding sentence of this paragraph to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Manager or any of its subsidiaries to which the Indemnified Parties would otherwise be subject by reason of negligence or misconduct in the performance of the Sub-Manager’s duties and obligations under this Agreement.

(b)           The Sub-Manager shall indemnify the Manager and the Company (and their respective officers, managers, partners, members, agents employees, controlling persons and any other person or entity affiliated with the Manager or the Company, as applicable) for any losses that the Manager and the Company (and their respective officers, managers, partners, members, agents employees, controlling persons and any other person or entity affiliated with the Manager or the Company, as applicable) may sustain primarily as a result of the Sub-Manager’s willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties under this Agreement or violation of applicable law, including without limitation, the federal and state securities laws.

(c)           Limitation on Indemnification. Notwithstanding Section 10(a) or Section 10(b), the Manager and its subsidiaries and the Company shall not provide for indemnification of the Indemnified Parties for any liability or loss suffered by the Indemnified Parties, nor shall the Manager or its subsidiaries or the Company provide that any of the Indemnified Parties be held harmless for any loss or liability suffered by the Manager and its subsidiaries or the Company, unless all of the following conditions are met:

(i)            the Indemnified Party has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Manager and its subsidiaries or the Company, as applicable;

(ii)           the Indemnified Party was acting on behalf of or performing services for the Manager and its subsidiaries or the Company, as applicable;

(iii)          such liability or loss was not the result of negligence or misconduct by the Indemnified Party; and

(iv)          such indemnification or agreement to hold harmless is recoverable only out of the Manager’s net assets or the Company’s net assets, as applicable, and not from members of the Company.

Furthermore, notwithstanding anything to the contrary, the Indemnified Party shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

(v)           there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

(vi)          such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

(vii)         a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made, and the court of law considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

(d)           Advancement of Funds. The Company and/or the Manager, as applicable, shall be permitted to advance funds to the Indemnified Party for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are met:

(i)            The legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company or the Manager;

(ii)           The Indemnified Party undertakes to repay the advanced funds to the Company or the Manager, as applicable, together with the applicable legal rate of interest thereon, in cases in which the Indemnified Party is not found to be entitled to indemnification; and

(iii)          The legal action was initiated by a third party who is not the holder of an ownership interest in the Company, or if the legal action was not initiated by such a holder, a court of competent jurisdiction approves such advancement.

11.           Effectiveness, Duration and Termination of Agreement.

(a)           Term and Effectiveness. This Agreement shall become effective upon the effectiveness of the Management Agreement. Thereafter, the parties agree that this Agreement shall automatically be extended concurrently with the Management Agreement and upon approval of the Board.

(b)           Termination. This Agreement may be terminated at any time, without the payment of any penalty, (i) by the Manager for Cause, (ii) upon a vote by the Board requiring the Company to terminate this Agreement, by the Manager upon 120 days’ written notice to the Sub-Manager, or (iii) by the Sub-Manager upon 120 days’ written notice to the Company and the Manager.

For the purposes of this Agreement, the appointment of the Sub-Manager will be considered to have been terminated for “Cause” if the termination or non-renewal of this Agreement is the result of (A) any fraud, Criminal Conduct, willful misconduct, willful breach of fiduciary duty by the Sub-Manager as determined by a court of competent jurisdiction to the extent that the Board has determined that such conduct has materially and adversely effected the Company, (B) a material breach of this Agreement of any nature whatsoever by the Sub-Manager, which breach is not cured within ninety (90) days of written notice given to the Sub-Manager specifying in reasonable detail the nature of the alleged breach or (C) the Sub-Manager assigns this Agreement or a Sub-Manager Change of Control Event occurs and such assignment or Change of Control Event, as applicable, does not constitute a Permitted Sub-Manager Assignment.

For purposes of this Agreement, “Criminal Conduct” includes a misappropriation of funds committed by the Sub-Manager or an affiliate thereof with respect to the Company or if a member of the senior management team of the Sub-Manager whose services are material to the Company has been convicted or entered a plea of guilt or nolo contendere of any felony or a violation of any Federal or State securities laws.

For purposes of this Agreement, “Permitted Sub-Manager Assignment” means the assignment of this Agreement by the Sub-Manager or the occurrence of a Sub-Manager Change of Control Event, in each case after obtaining the consent of the Company, which consent shall be approved by a majority of the Company’s independent directors.

For purposes of this Agreement, “Sub-Manager Change of Control Event” means (i) a sale, merger, equity issuance or similar transaction, whether directly or indirectly, involving the Sub-Manager or its equity holders in which the indirect and direct equity holders of the Sub-Manager immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors or managers of the surviving entity, or (ii) the sale by the Sub-Manager of all or substantially all of the Sub-Manager’s assets in one transaction or in a series of related transactions, or (iii) any transaction or combination of transactions as a result of which the person(s) in control of the Sub-Manager, whether directly or indirectly, as of the date of this Agreement cease to be in control of the Sub-Manager; provided, however, (a) a Sub-Manager Change of Control Event shall not be deemed to have occurred, if such transaction involves a sale, transfer or similar transaction from any direct or indirect equity holder(s) of the Sub-Manager as of the date of this Agreement to another direct or indirect equity holder(s) of the Sub-Manager as of the date of this Agreement, or (b) as a result of a change in the executive officers of the Manager.

(c)           In the event the Management Agreement is terminated (i) by the Company for Cause (as such term is defined in the Management Agreement) or (ii) due to the Manager’s inability to perform its duties as manager under the Management Agreement due to bankruptcy, insolvency, reorganization, receivership or similar situation, the Sub-Manager shall attorn to the Company, and the Sub-Manager and the Company agree that this Agreement shall continue in full force and effect as a direct management agreement between the Company and the Sub-Manager upon all of the terms and conditions set forth in this Agreement and the compensation provisions of Section 3 of the Management Agreement shall be incorporated into this Agreement. The provisions of this Agreement regarding attornment by the Sub-Manager shall be self-operative and effective without the necessity of execution of any new document on the part of any party hereto or the respective heirs, legal representatives, successors or assigns of any such party. The Sub-Manager agrees, however, to execute and deliver upon the request of the Company or the Board, any reasonable instrument or certificate as may be necessary or appropriate to evidence such attornment, including a new management agreement for the Company.

(d)           Not for Cause Termination; Resignation. If (A) (i) the Company terminates or does not renew the engagement of the Manager under the Management Agreement, other than for Cause or (ii) the Company terminates or does not renew the engagement of the Sub-Manager under this Agreement, other than for Cause (each, a “Not for Cause Termination” and such terminated or not renewed party, the “Terminated Party”), the Terminated Party shall promptly notify the other party hereto (such party, the “Non-Terminated Party”) in writing of such termination or non-renewal. The Non-Terminated Party, upon receiving written notice from the Terminated Party, shall promptly resign by sending written notice to the Company of its intent to terminate the Management Agreement or this Agreement, as applicable, 120 days from the Company’s receipt of such notice, which notice shall be sent by the Non-Terminated Party no later than five (5) business days following its receipt of the Terminated Party’s notice. Upon the effectiveness of such resignation, neither the Non-Terminated Party or the Terminated Party nor any of their respective successors or assigns (by merger, consolidation, purchase of assets, or similar transaction) or successor or assigns of any of their affiliates (as such term is defined under applicable SEC rules, including by merger, consolidation, purchase of assets, or similar transaction) shall serve the Company in any capacity, directly or indirectly, for a period of ten years; provided, however, if the Non-Terminated Party does not resign as required by this Section 11(d), the Company shall terminate the Management Agreement or this Agreement, as applicable and shall not hire or engage the non-terminated party or any of its successors or assigns (by merger, consolidation, purchase of assets, or similar transaction) or successor or assigns of any of its affiliates (as such term is defined under applicable SEC rules, including by merger, consolidation, purchase of assets, or similar transaction) in any capacity, directly or indirectly, for a period of ten years. Each of the Manager and the Sub-Manager agree to vigorously contest any such Not for Cause Termination of the other party.

(e)           Assignment. This Agreement shall not be assigned by the Sub-Manager other than pursuant to a Permitted Sub-Manager Assignment. This Agreement shall not be assigned by the Company or the Manager without the prior written consent of the Sub-Manager, except (i) in the case of assignment by the Company, to an organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement, or (ii) in the case of the Manager, in the event of a Permitted Manager Assignment, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Manager is bound under this Agreement.

For purposes of this Agreement “Permitted Manager Assignment” means the assignment of this Agreement by the Manager or the occurrence of a Manager Change of Control Event, in each case after obtaining the consent of the Company, which consent shall be approved by a majority of the Company’s independent directors.

For purposes of this Agreement, “Manager Change of Control Event” means (i) a sale, merger, equity issuance or similar transaction, whether directly or indirectly, involving the Manager or its equity holders in which the indirect and direct equity holders of the Manager immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors or managers of the surviving entity, or (ii) the sale by the Manager of all or substantially all of the Manager’s assets in one transaction or in a series of related transactions, or (iii) any transaction or combination of transactions as a result of which the person(s) in control of the Manager, whether directly or indirectly, as of the date of this Agreement cease to be in control of the Manager; provided, however, (a) a Manager Change of Control Event shall not be deemed to have occurred, if such transaction involves a sale, transfer or similar transaction from any direct or indirect equity holder(s) of the Manager as of the date of this Agreement to another direct or indirect equity holder(s) of the Manager as of the date of this Agreement, or (b) as a result of a change in the executive officers of the Manager.

(f)            Payments to and Duties of Sub-Manager upon Termination or Non-Renewal.

(i)            After the termination or non-renewal of this Agreement, the Sub-Manager shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Manager or the Company within ninety (90) days of such termination or non-renewal all unpaid reimbursements and all earned but unpaid fees payable to the Sub-Manager prior to the termination of this Agreement consistent with the terms of the Exclusivity Agreement.

(ii)           The Sub-Manager shall promptly upon termination:

(A)          Deliver to the Company and the Manager a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Manager;

(B)          Deliver to the Company all assets and documents of the Company then in custody of the Sub-Manager; and

(C)          Cooperate with the Company’s and/or the Manager’s reasonable request to provide an orderly management transition, including payment of the cost of such termination as required by Section 13.4 of the Company’s Limited Liability Company Operating Agreement, as amended.

(g)           Survival. The provisions of this Section 11 shall remain in full force and effect, and the Sub-Manager shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

12.           Notices.

(a)           All notices, requests, claims, demands and other communications hereunder which relate to this Agreement shall be in writing and shall deemed to be delivered, (i) upon delivery in person, (ii) one day after deposit with Federal Express or similar overnight courier service, (iii) three days after being mailed by registered or certified mail (postage prepaid, return receipt requested), or (iv) one day after sending an e-mail provided such e-mail is followed by deposit with Federal Express or similar overnight courier no later than the following day.

(b)           Unless otherwise notified in writing, all notices, request, claims, demands and other communications shall be given to the respective parties at the following addresses or at such other address for a party as shall be specified in a notice given in accordance with this Section 12:

To the Company:	CNL Strategic Capital LLC
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Attn: General Counsel
E-mail: dwolmer@llcp.com; holly.greer@cnl.com

To the Manager:	CNL Strategic Capital Management, LLC
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Attn: Chief Financial Officer and General Counsel
E-mail: tammy.tipton@cnl.com; holly.greer@cnl.com

To the Sub-Manager:	Levine Leichtman Strategic Capital, LLC
335 North Maple Drive, Suite 130
Beverly Hills, CA 90210
Attn: General Counsel
E-mail: dwolmer@llcp.com

13.           Amendment. This Agreement shall not be amended, modified or waived, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or permitted assignees. The Manager and the Company hereby acknowledge and agree that (a) the Management Agreement may not be amended, modified or waived, in whole or in part, including Section 3 thereof, without the prior written consent of the Sub-Manager, and (b) the Manager and the Company may not waive or defer any Base Management Fee or Incentive Fee due and payable to the Manager under the Management Agreement without the prior written consent of the Sub-Manager, which consent shall not be unreasonably withheld.

14.           Severability. If any provision of this Agreement shall be declared illegal, invalid, or unenforceable by any law or public policy in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

15.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

16.           Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof, provided that the Exclusivity Agreement shall remain in full force and effect. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws that would result in the application of the laws of another jurisdiction, and any action brought to enforce the agreements made hereunder or any action which arises out of the relationship created hereunder shall be brought exclusively in the federal or state courts for New York County, New York. Each party hereby irrevocably waives its rights to trial by jury in any action or proceeding arising out of this Agreement or the transactions relating to its subject matter.

17.           Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

18.           Specific Performance.

Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity. Notwithstanding the foregoing, each party hereby acknowledges and agrees that the specific performance right set forth in this Section 18 shall apply solely and exclusively to the rights and obligations of the parties in Section 11(d) and 13 of this Agreement.

19.           Survival. The provisions of Sections 10, 11, 16, 17, 18, 25 and this Section 19 shall survive the termination of this Agreement.

20.           Insurance. Pursuant to the terms of the Management Agreement, the Company has agreed to acquire and maintain a directors and officers liability insurance policy or similar insurance policy, which shall name the Manager and the Sub-Manager as an additional insured party (each an “Additional Insured Party” and collectively the “Additional Insured Parties”), with coverage of at least $10 million. Such insurance policy shall include reasonable coverage from a reputable insurer and shall be reviewed by the Board on an annual basis and adjusted, if appropriate, for the size of the Company’s portfolio. Pursuant to the terms of the Management Agreement, the Company has agreed to make all premium payments required to maintain such policy in full force and effect and to provide the Manager and the Sub-Manager written notice upon receipt of any notice of: (a) any default under such policy; (b) any pending or threatened termination, cancellation or non-renewal of such policy or (c) any coverage limitation or reduction with respect to such policy. The Manager agrees to take all steps necessary to enforce the Company’s obligations under Section 18 of the Management Agreement.

21.           Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

22.           Titles not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

23.           Representations, Warranties and Covenants of the Sub-Manager. The Sub-Manager represents, warrants and covenants to the Manager and the Company as follows:

(a)            The Sub-Manager is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as the business is now being conducted.

(b)           The execution, delivery and performance by the Sub-Manager of this Agreement is within the Sub-Manager’s powers and has been duly authorized by all necessary actions and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Manager for the execution, delivery or performance of this Agreement by the Sub-Manager. The execution, delivery and performance of this Agreement by the Sub-Manager does not violate, contravene or constitute a default under (i) any provision of any applicable law, rule or regulation, (ii) the Sub-Manager’s organizational documents, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Sub-Manager or any of the Sub-Manager’s property.

(c)            The Sub-Manager has met, in all material respects, and will continue to meet, in all material respects, for the duration of this Agreement, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met by the Sub-Manager in order for the Sub-Manager to perform the services contemplated by this Agreement.

(d)           The Sub-Manager will carry out its responsibilities under this Agreement in compliance in all material respects with (i) any applicable federal or state laws, rules or regulations, including securities laws, rules and regulations, (ii) the Company’s business strategy, guidelines, strategy, policies and limitations as may be set by the Board from time to time and (iii) such other policies or directives as the Board may from time to time establish or issue and that the Manager communicates to the Sub-Manager in writing, provided that the Manager will promptly notify the Sub-Manager in writing of changes to the matters identified in (ii) or (iii) above, to the extent the Manager is informed of such changes pursuant to the Management Agreement.

24.           Representations, Warranties and Covenants of the Manager. The Manager represents, warrants and covenants to the Sub-Manager and the Company as follows:

(a)           The Manager is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as the business is now being conducted.

(b)           The execution, delivery and performance by the Manager of this Agreement and the Management Agreement is within the Manager’s powers and has been duly authorized by all necessary actions on the part of the Manager and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Manager for the execution, delivery or performance of this Agreement or the Management Agreement by the Manager. The execution, delivery and performance of this Agreement and the Management Agreement by the Manager does not violate, contravene or constitute a default under (i) any provision of any applicable law, rule or regulation, (ii) the Manager’s organizational documents, (iii) the Management Agreement, or (iv) any agreement, judgment, injunction, order, decree or other instruments binding upon the Manager or any of the Manager’s property.

(c)            The Manager has met, in all material respects, and will continue to meet, in all material respects, for the duration of this Agreement, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met by the Manager in order for the Manager to perform the obligations contemplated by this Agreement.

(d)           The Manager will carry out its responsibilities under this Agreement in compliance in all material respects with (i) any applicable federal or state laws, rules or regulations, including securities laws, rules and regulations, (ii) the Company’s business strategy, guidelines, strategy, policies and limitations as may be set by the Board from time to time and (iii) such other policies or directives as the Board may from time to time establish or issue.

(e)            The Manager and the Company have duly entered into the Management Agreement pursuant to which the Company authorized the Manager to enter into this Agreement.

25.           Non-Solicitation.

(a)           Non-Solicitation of the Manager’s Employees. During the period commencing on the date hereof and ending one year following the termination of this Agreement, the Sub-Manager shall not, without the Manager’s prior written consent, directly or indirectly, (a) solicit or encourage any person to leave the employment or other service of the Manager, or (b) hire, on behalf of the Sub-Manager or any other person or entity, any person who has left the employment of the Manager within the one year period following the termination of that person’s employment with respect to the Manager. During the period commencing on the date hereof through and ending one year following the termination of this Agreement, the Sub-Manager will not, whether for its own account or for the account of any other person, firm, corporation, or other business organization, intentionally interfere with the relationship of the Manager with, or endeavor to entice away from the Manager, any person who during the term of the Agreement is, or during the preceding one-year period, was a partner, joint venturer or client of the Manager.

(b)           Non-Solicitation of the Sub-Manager’s Employees. During the period commencing on the date hereof and ending one year following the termination of this Agreement, the Manager shall not, without the Sub-Manager’s prior written consent, directly or indirectly, (a) solicit or encourage any person to leave the employment or other service of the Sub-Manager, or (b) hire, on behalf of the Manager or any other person or entity, any person who has left the employment of the Sub-Manager within the one year period following the termination of that person’s employment with respect to the Sub-Manager. During the period commencing on the date hereof through and ending one year following the termination of this Agreement, the Manager will not, whether for its own account or for the account of any other person, firm, corporation, or other business organization, intentionally interfere with the relationship of the Sub-Manager with, or endeavor to entice away from the Sub-Manager, any person who during the term of the Agreement is, or during the preceding one-year period, was a partner, joint venturer or client of the Sub-Manager.

26.           Brand Usage. The Sub-Manager conducts its business under, owns all rights to, and has proprietary interests in the names “Levine Leichtman,” “Levine Leichtman Capital Partners,” and “Levine Leichtman Strategic Capital” as well as the trademark “LL” and the “LL” design (collectively, the “Brand”). In connection with the Company’s (a) public filings; (b) requests for information from state and federal regulators; (c) offering materials and advertising materials; and (d) press releases, the Company may state in such materials that Sub-Manager services are being provided to the Company under the terms of this Agreement. The Sub-Manager hereby grants a non-exclusive, non-transferable, and non-sublicensable license to the Manager and the Company for the use of the Brand solely as permitted in the foregoing sentence. The Manager agrees to control the use of such Brand in accordance with the standards and policies as established between the Manager and the Sub-Manager. The Sub-Manager reserves the right to terminate this license immediately upon written notice for any reason, including if the usage is not in compliance with the standards and policies. Notwithstanding the foregoing, the term of the license granted under this Section shall be for the term of this Agreement only, including renewals and extensions, and the right to use the Brand as provided herein shall terminate immediately upon the termination of this Agreement or the relationship between the Manager and the Sub-Manager. The Company and the Manager each agree that the Sub-Manager is the sole owner of the Brand, and any and all goodwill in the Brand arising from the Company’s use shall inure solely to the benefit of the Sub-Manager. Without limiting the foregoing, this license shall have no effect on the Company’s ownership rights of the works within which the Brand shall be used.

27.           Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. As used herein: (a) words in the singular shall be held to include the plural and vice versa; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) the terms “include,” “includes” and “including” and words of like import will be deems to be followed by the words “without limitation;” (d) unless the context otherwise requires, the word “or” is not exclusive; and (e) unless the context otherwise requires, any reference to a “party” means the Manager, on the one hand, and the Sub-Manager, on the other hand.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CNL STRATEGIC CAPITAL MANAGEMENT, LLC

By:	/s/Tammy J. Tipton
Name: Tammy J. Tipton
Title: Chief Financial Officer

LEVINE LEICHTMAN STRATEGIC CAPITAL, LLC

By:	/s/David Wolmer
Name: David Wolmer
Title: Vice President

Agreed and acknowledged for the purpose of its rights and obligations under Sections 1, 2, 3, 4, 5, 6, 7, 9, 10, 11, 12, 13, 18, 19, 20 and 26 only:

CNL Strategic Capital, LLC

By:	/s/ Chirag J. Bhavsar
Name: Chirag J. Bhavsar
Title: Chief Executive Officer

[Signature Page to Sub-Management Agreement]